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                                                         Exhibit 23.3

Consent of Independent Auditors

The Board of Directors - Ticketmaster Group, Inc.

The Venturers - Unconsolidated Ticketing Joint Ventures of Ticketmaster Group, Inc.

The Venturers - Pacer/CATS/CCS - A Wembley Ticketmaster Joint Venture

The Venturers - Ticketmaster Indiana (A Joint Venture)

We consent to the use of our reports (listed below) incorporated herein by reference:

-  Our report dated March 8, 1996, except for the first paragraph of
   Note 9, which is as of June 12, 1996 and Notes 7 and 14, which are as of September 19, 1996, relating to the consolidated balance sheets of Ticketmaster Group, Inc. and subsidiaries as of January 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the years in the three-year period ended January 31, 1996;

- Our report dated March 8, 1996, except for Note 9, which is as of June 7, 1996, relating to the combined balance sheets of Unconsolidated Ticketing Joint Ventures of Ticketmaster Group, Inc. as of January 31, 1995 and 1996, and the related combined statements of operations, venturers' capital, and cash flows for each of the years in the three-year period ended January 31, 1996;

- Our report dated February 22, 1996, except for Note 4 which is as of July 31, 1996, relating to the consolidated balance sheets of Pacer/CATS/CCS
   - a Wembley Ticketmaster Joint Venture as of December 31, 1994 and 1995, and the related consolidated statements of operations and accumulated deficit and cash flows for the period from April 15, 1994 (inception) to December 31, 1994 and for the year ended December 31, 1995; and

- Our report dated March 8, 1996, relating to the balance sheets of Ticketmaster Indiana - A Joint Venture as of January 31, 1995 and 1996, and the related statements of income and venturers' capital and cash flows for each of the years in the two year period ended January 31, 1996.

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With respect to Pacer/CATS/CCS - a Wembley Ticketmaster Joint Venture, our
responsibility is to also express an opinion on its financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein. Also our report with respect to Pacer/CATS/CCS - a Wembley
Ticketmaster Joint Venture, contains an explanatory paragraph that states that the Joint Venture has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

The previously described reports appear in the prospectus dated November 18, 1996, contained in the Registration Statement on Form S-1 (Registration Statement No. 333-12413) of Ticketmaster Group, Inc.

                                By: /s/ KPMG Peat Marwick LLP
                                    -------------------------
                                    KPMG Peat Marwick LLP

Los Angeles, California
January 13, 1997